INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333 -51213 of The Procter & Gamble Company on Form S-8 of our report dated September 17, 2003, appearing in this Annual Report on Form 11-K of the Group Profit Sharing, Incentive and Employer Contribution Plan (France) for the year ended June 30, 2003.



/S/ DELOITTE & TOUCHE
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DELOITTE & TOUCHE
Paris, France
September 29, 2003